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                                                                    EXHIBIT 11.2


                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                         Six Months Ended June 30, 1999

               (In thousands, except share and per share amounts)

                                                            NUMBER OF SHARES     PERCENT OUTSTANDING   EQUIVALENT SHARES
                                                            ----------------     -------------------   -----------------
1997 Common Stock Offering                                            426                100.00%                  426
1998 Common Stock Offering                                     10,000,000                100.00%           10,000,000
Preferred Stock Converted to Common Stock                      40,341,128                100.00%           40,341,128
Treasury Shares                                                   (25,312)                70.00%              (17,718)
1999 Employee Stock Discount Purchase Plan Shares Issued           67,229                 81.33%               54,680
1999 Common Stock Offering                                     14,027,400                 39.30%            5,513,119
1999 Warrants Exercised                                           255,493                 34.22%               87,418
1999 Stock Options Exercised - 1997 Plan                           29,353                 25.46%                7,473
                                                                                                       ----------------
                                                                                                           55,986,526

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                        55,986,526

NET LOSS APPLICABLE TO COMMON STOCK                                                                      $(98,382,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                    $      (1.76)
                                                                                                         ============
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